UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                         ------------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): November 11, 2003


                                     0-15898
                            (Commission File Number)

                         ------------------------------


                         CASUAL MALE RETAIL GROUP, INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                  04-2623104
      (State of Incorporation)                         (IRS Employer
                                                    Identification Number)


                555 Turnpike Street, Canton, Massachusetts 02021
              (Address of registrant's principal executive office)


                 (781) 828-9300 (Registrant's telephone number)

                         ------------------------------

ITEM 9.  Regulation FD Disclosure.

      On November 11, 2003, the registrant announced that it intends to offer, subject to market and other conditions, approximately $75 million in aggregate principal amount (excluding any option for the initial purchaser to purchase additional Notes (as defined below)) of Convertible Senior Subordinated Notes due 2024 (the "Notes") in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"). The registrant included, among other things, the following discussions of Recent Developments, certain Risk Factors, Business and Description of Material Indebtedness in the offering circular used in connection with the offering of the Notes:


Recent Developments

      On November 6, 2003, we announced total sales for the third quarter of fiscal 2004 of $114.1 million, compared to $125.2 million for the corresponding period of the prior year. Our total sales for the nine months ended November 1, 2003 were $326.6 million, compared to $277.3 million for the corresponding nine months of the prior year. These results include the sales of the Casual Male business since the date of our acquisition on May 14, 2002. We expect to report a loss for the third quarter of fiscal 2004, adjusted for normalized tax provisions, of between $0.01 and $0.03 per diluted share, as compared to a loss of $0.01 per diluted share for the same period last year.


Risks Related to our Company and our Industry

Our ability to continue to expand our Casual Male stores may be limited.

      A large part of our growth has resulted from the addition of new Casual Male stores and the increased sales volume and profitability provided by these stores. We will continue to depend on adding new stores to increase our sales volume and profitability. We believe that our ability to increase the number of Casual Male stores in the United States substantially in excess of the number of our current stores will be limited due to capital constraints, market conditions and other factors. When we enter new markets, we must:

     o obtain suitable store locations in light of the local real estate market conditions;

     o    hire and train personnel;

     o    establish distribution methods; and

     o advertise our brand names and our distinguishing characteristics to consumers who may not be familiar with us.

      As a result of these and other factors, opening new stores is often costly and entails significant risk. We cannot assure you that we will be able to open and operate new stores on a timely and profitable basis. The costs associated with opening new stores may negatively affect our results of operations.

We may be unable to successfully predict fashion trends and customer preferences.

      Customer tastes and fashion trends are volatile and tend to change rapidly. Our success depends in large part upon our ability to effectively predict and respond to changing fashion tastes and consumer demands and to translate market trends to appropriate saleable product offerings. If we are unable to successfully predict or respond to changing styles or trends and misjudge the market for products or any new product lines, our sales will be lower and we may be faced with a substantial amount of unsold inventory or missed opportunities. In response, we may be forced to rely on additional markdowns or promotional sales to dispose of excess, slow-moving inventory, which would decrease our revenues and margins. In addition, the failure to satisfy consumer demand could have serious longer-term consequences, such as an adverse impact on our brand value and the loss of market share to our competitors.

Our business is highly competitive, and competitive factors may reduce our revenues and profit margins.

      The United States men's big and tall apparel market is highly competitive with many national and regional department stores, specialty apparel retailers and discount stores offering a broad range of apparel products similar to the products that we sell. Besides retail competitors, we consider any manufacturer of big and tall merchandise operating in outlet malls throughout the United States to be a competitor. It is also possible that another competitor, either a mass merchant or a men's specialty store or specialty apparel catalog, could gain market share in men's big and tall apparel due to more favorable pricing, locations, brand and fashion assortment and size availability. The presence in the marketplace of various fashion trends and the limited availability of shelf space also can affect competition. We may not be able to compete successfully with our competitors in the future and could lose brand recognition and market share. A significant loss of market share would adversely affect our revenues and results of operations.

Our sales will decline if we do not successfully advertise and market our products.

      Our business is directly affected by the success or failure of our advertising and promotional efforts and those of our vendors. Future advertising efforts by us, our vendors or our other licensors may be costly and may not result in increased sales. If we were to undertake a major advertising campaign without success, then our failure to realize any revenues from our advertising and promotional expenditures, together with the possible adverse impact on our brand value and loss of market share, would have a negative impact upon our revenues. In either case, increased costs and decreased margins, accompanied by static or decreased revenues, would cause a decline in our results of operations.

Our success significantly depends on our key personnel and our ability to attract and retain additional personnel.

      Our future success is dependent on the personal efforts, performance and abilities of our key management. For example, the loss of the services of David Levin, our Chief Executive Officer, or Dennis Hernreich, our Chief Operating Officer and Chief Financial Officer, both of whom are an integral part of our daily operations and are primary decision makers in all our important operating matters, could significantly impact our business until adequate replacements can be identified and put in place. The loss of any of our senior management may result in:

     o    a loss of organizational focus,

     o    poor operating execution;

     o an inability to identify and execute potential strategic initiatives such as joint venture and licensing opportunities;

     o    an impairment in our ability to identify new store locations; and

     o    an inability to consummate possible acquisitions.

      These adverse results could, among other things, reduce potential revenues, prevent us from diversifying our product lines and geographic concentrations, and expose us to downturns in our markets. The loss of those individuals as well as our chairman, Seymour Holtzman, who also has many years of experience in the capital markets, could negatively impact our ability to obtain additional debt or equity financing for our operations or to refinance existing indebtedness, or the terms that might be negotiated for such financing or refinancing. Those circumstances in turn could ultimately result in a significant decline in profitability and decline in our financial condition. The competition is intense for the type of highly skilled individuals with relevant industry experience that we require and we may not be able to attract and retain new employees of the caliber needed to achieve our objectives.

We need to timely complete the implementation of our information systems and control procedures.

      We depend heavily upon technology and information systems to control inventory, sales, markdowns, merchandise on hand and other critical information. Any significant deficiencies in our management information systems resulting in less than optimal systems performance could have a negative impact upon our business. For example, since the information systems provide vital information with respect to specific merchandise sales at the SKU level, replenishment requirements to maintain optimum inventory levels, and sell through data from which markdown requirements are identified to most productively sell through poor selling SKU's, if that information is not consistently provided on a timely and accurate basis our sales could be severely impacted, or our gross margins could be adversely affected.

      We periodically review, improve and, under certain circumstances, replace our technology and management information systems to provide enhanced support to all operating areas. If such upgrades and enhancements are not successfully implemented, then the current systems may not be able to continue to support adequately our management information requirements. Currently, we are undergoing a significant effort to replace our existing antiquated legacy systems, as part of the process of integrating the historical Designs, Inc. and Casual Male operations. It is critically important to the successful operation of our business that the implementation of our systems integration process, which entails the replacement, enhancement, or upgrade of all Casual Male's vital former information systems, be completed within budget and timely without disruption to our daily operations. We anticipate that the implementation will require approximately 12 months to complete at a remaining cost of $1.8 million. If we are unable to complete these projects within budget and on time, our operating results will suffer.

The loss of, or disruption in, our centralized distribution center could negatively impact our business and operations.

      All merchandise for our Casual Male stores is received into our centralized distribution center in Canton, Massachusetts, where the inventory is then processed, sorted and shipped to our stores. We depend in large part on the orderly operation of this receiving and distribution process, which depends, in turn, on adherence to shipping schedules and effective management of the distribution center. Although we believe that our receiving and distribution process is efficient and well positioned to support our expansion plans, we cannot assure you that events beyond our control, such as disruptions in operations due to fire or other catastrophic events, employee matters or shipping problems, would not result in delays in the delivery of merchandise to our stores.

      Although we maintain business interruption and property insurance, we cannot assure you that our insurance will be sufficient, or that insurance proceeds will be timely paid to us, in the event our distribution center is shut down for any reason or if we incur higher costs and longer lead times in connection with a distribution at our distribution center.

We are dependent on third parties for the manufacture of the products we sell.

      We do not own or operate any manufacturing facilities and are therefore entirely dependent on third parties for the manufacture of the products we sell. Without adequate supplies of merchandise to sell to our customers in the merchandise styles and fashions demanded by our particular customer base, sales would decrease materially and our business would suffer. Furthermore, approximately 75% of our merchandise is private label items made specifically for Casual Male and our customers. In the event that manufacturers are unable or unwilling to ship products to us in a timely manner or continue to manufacture products for us, we would have to rely on other current manufacturing sources or identify and qualify new manufacturers. We might not be able to identify or qualify such manufacturers for existing or new products in a timely manner and such manufacturers might not allocate sufficient capacity to us in order to meet our requirements. The consequences of not securing adequate and timely supplies of private label merchandise would negatively impact proper inventory levels, sales and gross margin rates, and ultimately our results of operations.

      In addition, even if our current manufacturers continue to manufacture our products, they may not maintain adequate controls with respect to product specifications and quality and may not continue to produce products that are consistent with our standards. If we are forced to rely on products of inferior quality, then our brand recognition and customer satisfaction would be likely to suffer. These manufacturers may also increase the cost to us of the products we purchase from them. If our suppliers increase our costs, our margins may be adversely affected.

      Should we experience significant unanticipated demand, we will be required to significantly expand our access to manufacturing, both from current and new manufacturing sources. If such additional manufacturing capacity is not available on terms as favorable as those obtained from current sources, then our revenues or margins, or both, will suffer.

      In addition, a significant portion of our merchandise is directly imported from other countries, and U.S. domestic suppliers who source their goods from other countries supply most of our remaining merchandise. If imported goods become difficult or impossible to bring into the United States, due to tariffs, embargoes or other reasons and if we cannot obtain such merchandise from other sources at similar costs, then our sales, gross margins and profit margins would significantly decline. Furthermore, in the event that commercial transportation is curtailed or substantially delayed, we may not be able to maintain adequate inventory levels of important merchandise levels on a consistent basis, which would negatively impact our sales and potentially erode the confidence of our customer base, leading to further loss of sales and an adverse impact on our results of operations.

      In extreme circumstances, it may be necessary to close less productive stores so as to consolidate important merchandise categories into our most productive stores, which would severely impact our results of operations and cash flow.

Exiting our Levi's(R)/Dockers(R) business may subject us to significant costs and divert resources.

      In light of the continued significant deterioration in our Levi's(R)/Dockers(R) operations, we announced that we would downsize and eventually exit this business. In connection with this restructuring, we have incurred and will need to continue to incur significant exit costs associated with the termination of leases, liquidation of inventory and various employee matters. In addition, the restructuring of this business may divert managerial and other resources from our core businesses and may subject us to litigation. We have recorded restructuring charges totaling $41.3 million to date in connection with the restructuring of our Levi's(R)/Dockers(R) business, and expect to record additional restructuring charges as we complete this initiative. These charges have reduced and will continue to reduce our net income, and if future charges exceed our expectations, our stock price may be adversely affected.

Our results of operations will be adversely affected if our George Foreman line of apparel is unsuccessful.

      We have entered into an exclusive endorsement and licensing arrangement for a men's apparel line with George Foreman, the well-known boxing personality. Under the terms of this arrangement, we are obligated to make significant payments to Mr. Foreman regardless of the success of the product line, and we intend to incur significant marketing costs in connection with the promotion of this product line. As a result of these expenditures, if sales from this product line do not meet our expectations our results of operations will be adversely affected. Furthermore, we are subject to risks associated with having our brand identified with a celebrity personality. If our customers do not care for Mr. Foreman, or if this product line is not successful, our brand value will suffer.

The loss of any of our key trademarks or licenses could adversely affect demand for our products.

      We own and use a number of trademarks and operate under several trademark license agreements. We believe that these trademarks have significant value and are instrumental in our ability to create and sustain demand for and to market our products. We cannot assure you that these trademarks and licensing agreements will remain in effect and enforceable or that any license agreements, upon expiration can be renewed on acceptable terms or at all. In addition, any future disputes concerning these trademarks and licenses may cause us to incur significant litigation costs or force us to suspend use of the disputed trademarks.

Our business is seasonal and is affected by general economic conditions.

      Like most other retail businesses, our business is seasonal. Historically, over 30% of our net sales have been made and approximately 70% of our operating income has been generated during November, December and January. Like other retail businesses, our operations may be negatively affected by local, regional or national economic conditions, such as levels of disposable consumer income, consumer debt, interest rates and consumer confidence. Any economic downturn might cause consumers to reduce their spending, which could negatively affect our sales. A sustained economic downturn would likely have an adverse affect on our results of operations.

Acts of terrorism could negatively impact our operating results and financial condition.

      The continued threat of terrorism and heightened security measures in response to an act of terrorism may disrupt commerce and undermine consumer confidence which could negatively impact our sales by causing consumer spending to decline. Furthermore, an act of terrorism or war, or the threat thereof, could negatively impact our business by interfering with our ability to obtain merchandise from vendors or substitute suppliers at similar costs in a timely manner.

Our cost savings and expense reductions resulting from the acquisition of Casual Male may be less than anticipated.

      We anticipate significant, continued cost savings following our May 2002 acquisition of substantially all the assets of Casual Male, primarily through headcount reductions, renegotiations of contractual arrangements for supplies and services associated with the operation for more favorable pricing terms, elimination of inefficient and costly business processes and costs by streamlining our management information systems and economies of scale in purchasing. It is possible that some of the contemplated reductions could fail to take place on the scale proposed due to unforeseen or underestimated needs for the employees in question. It is also possible that the cost savings associated with achieving purchasing economies fail to materialize due to unsuccessful negotiations with key vendors. There is also a cost to realizing the potential savings and these costs could potentially be higher than originally contemplated in management's projections. In such an instance, the amount of the cost savings would be offset by the higher costs of realizing the savings, thereby reducing the overall benefit of the acquisition of Casual Male and reducing our expected profitability. If there are substantial failures to achieve these cost savings, cash flow and the servicing of debt related to that acquisition could also be reduced.

We face greater challenges in managing several brands in multiple channels of distribution.

      Several retailers have had problems executing a corporate strategy aimed at operating multiple brands in multiple channels. We have expertise in the outlet channel of distribution, but our acquisition of Casual Male caused us to conduct operations in the specialty store and internet channels of distribution. We are now also responsible for all aspects of brand management with respect to the Casual Male brand, including advertising and promotion, and the servicing and merchandising of private label merchandise, which currently represent approximately 75% of Casual Male's merchandise inventory. Under our current operating model, this function is mostly the responsibility of the branded manufacturer. If the managing of multiple brands within multiple channels is poorly executed, we will not achieve our expected level of profitability, and could ultimately be compelled to eliminate the multiple brand strategy so that the organization may focus on a single brand strategy.

A reduction in the size of our target market and shifts in customer purchasing habits will adversely affect our sales.

      As more and more food retailers begin to compete on the basis of providing more healthy menus, and American popular culture becomes more health conscious, the size of our target demographic could decrease, resulting in lower sales. In addition, recent statistics have shown that the overall levels of the men's apparel sales have been decreasing, in part due to a lesser percentage of men's apparel being bought by women. If this trend continues and we are unable to adjust our business model to reflect the trend, our results of operations and cash flow will be impacted.


OUR BUSINESS

Our Company

      We are the largest specialty retailer of big and tall men's apparel in the United States. We operate 480 Casual Male Big & Tall stores, the Casual Male catalog business, two e-commerce websites, 58 Levi's" / Dockers" Outlet by Designs and 21 Ecko Unltd." outlet stores, all of which are located throughout the United States and Puerto Rico.

      History

      We were incorporated in the State of Delaware in 1976 under the name Designs, Inc. Until fiscal 1996, we operated exclusively Levi Strauss & Co. branded apparel mall and outlet stores. In fiscal 1996, we began seeing limited growth opportunities with Levi Strauss & Co. and started to embark on several private label diversification strategies. We ultimately abandoned these strategies due to a variety of reasons including lack of brand recognition of our private labels by our customers. As a result of these failed strategies, we incurred an aggregate of $85.6 million of operating losses during the fiscal years 1998, 1999 and 2000.

      In October 1999, our stockholders elected a new board of directors, which subsequently appointed a new Chairman of the Board and management team. Under this new management, we achieved significant cost reductions in both our store and overhead operations, resulting in an improvement in our financial performance beginning in fiscal 2001. With this new effective low-cost structure in place, we renewed our strategy to become the premier operator in the outlet channel for other well-known branded manufacturers, including Candie's, Inc., a leading designer and marketer of young women's footwear, apparel and accessories. In April 2002, we entered into a joint venture with Ecko Complex, LLC, a leading design-driven lifestyle brand targeting young men and women. Under this joint venture agreement, we plan to exclusively open and operate 75 Ecko Unltd." branded outlet stores throughout the United States over a six-year period.

      While implementing these initiatives, but with limited opportunity to expand our mature Levi's"/Dockers" business, we acquired the Casual Male business from Casual Male Corp. in May 2002 at a bankruptcy court-ordered auction. At the time of the acquisition, Casual Male was the largest retailer in the United States of men's clothing in the big and tall market. We paid approximately $170 million for the Casual Male business, including the assumption of certain operating liabilities. In view of the significance of this acquisition to our growth and future identity, on August 8, 2002, our stockholders voted to change our name to "Casual Male Retail Group, Inc."

      Prior to our acquisition of Casual Male, it was operated as a subsidiary of J. Baker, Inc., a conglomerate primarily comprised of several footwear retail chains and the Casual Male business. Due to lack of infrastructure investment in Casual Male, the business was operated with antiquated management information systems, which perpetuated inefficient processes, resulting in an inflated and inefficient cost structure and a flat share of the growing big and tall men's apparel market. Our objective was to improve profitability by reducing Casual Male's expense base, optimizing its operating efficiencies and improving its merchandising to position the Casual Male business for future growth.

      Following the Casual Male acquisition, we re-evaluated our strategic initiatives. In light of the significant opportunity to grow the Casual Male business and the continued significant deterioration in our Levi's"/Dockers" business, we announced that we would downsize and eventually exit the Levi's"/Dockers" business. We also announced that we would exit the Candies" outlet business, which we completed by the end of fiscal 2003. These decisions enabled management to focus our resources primarily on growing our more profitable Casual Male business and, to a lesser extent, expanding the operations of our Ecko joint venture.

      Since the Casual Male acquisition, we have operated in two segments: our "Casual Male business" and our "other branded apparel businesses."

      Casual Male Business

      The Casual Male business, which represented approximately 68.8% of our revenues for the nine months ended November 1, 2003, is a multi-channel retailer offering what we believe to be high quality casual wear to the big and tall male customer. We offer our merchandise to customers through diverse selling and marketing channels, including 480 retail and outlet stores in 44 states, which operate under the names "Casual Male Big & Tall," "Casual Male Big & Tall Outlet," a catalog and two e-commerce sites.

      We offer an extensive selection of casual wear for the big and tall male customer. Seventy-five percent of the merchandise we offer is private label, manufactured primarily under our Harbor Bay brand name. We also carry a wide range of well-known brand name merchandise including, Adidas(R), Ecko(R), Polo(R) Ralph Lauren, Sean John(R), Sketchers(R), Levi's(R), Dockers(R) and others. Casual Male's merchandise is primarily moderately priced casual wear, with the remainder comprised of suits, suit separates, dress shirts, dress pants, and related accessories. Casual Male's clothing has features specifically designed for our target customers, such as waist-relaxer pants, stretch belts, zipper ties, wide band socks, neck-relaxer shirts and clothing with stretch technology and reinforced at stress points. Independent tests have shown our merchandise to be among the highest in quality of all major brands.

      Industry

      NPD Research estimates that the men's big and tall apparel market, which includes pants with a waist size 44" and greater as well as tops sized 1X and greater, generated approximately $5.3 billion in sales in 2002. This highly fragmented market represents approximately 13% of the overall men's apparel business. In 2002, sales of men's big and tall apparel increased 1.4%, while overall men's apparel sales declined 0.7%. Growth in this segment has been driven by rapidly changing market demographics. Currently, 64% of U.S. adults are overweight or obese, up from 56% six years ago. Additionally, in 2001, 49 states classified 15% or more of their total adult population as obese, versus four states in 1991. Moreover, 29 states classified 20% or more of their total adult population as obese. According to the Center for Disease Control, the rate of obesity for the under-30 age group is growing faster than any other segment of the population. These statistics suggest that there is a significant gap between the market share of the big and tall apparel market and the overall percentage of the population classified as obese.

      The men's big and tall apparel market is current served by a variety of retailers, including department stores, mass merchandisers and specialty stores. These stores typically offer a limited assortment of sizes and styles. By offering the widest selection of sizes and styles, the specialty channel has gained significant market share over the past five years, accounting for 26.2% of men's big and tall apparel sales in 2002 versus 22.7% in 1998.

      Multi-Channel Strategy

      We try to appeal to all of our customers by providing multiple ways to shop. The Casual Male customer is often a destination shopper when it comes to purchasing apparel for himself. For customers that are somewhat uncomfortable in a traditional shopping environment, we offer them the opportunity to shop through our catalog and through our e-commerce sites. We have recently begun to coordinate our merchandising and marketing across our stores, catalog and websites.

 Retail stores. We operate 415 Casual Male Big & Tall full-price retail stores, located primarily in strip centers, power centers or stand-alone locations. These stores target the middle-income customer seeking good quality at moderate prices. These stores offer a broad selection of basic sportswear and other casual apparel, as well as dress wear and accessories. The average Casual Male Big & Tall retail store is approximately 3,400 square feet and generates approximately $185 in sales per gross square foot annually. We believe we have a significant opportunity to grow our retail store base, and we have identified more than 250 additional locations. We intend to open 15-20 net new retail stores during fiscal 2005 and an additional 25-30 net new retail stores in fiscal 2006.

 Outlet stores. We operate 65 Casual Male Big & Tall outlet stores designed to offer a wide range of casual clothing for the big and tall customer at prices that are generally 20-25% lower than those offered at our retail stores. Most of the merchandise in our outlet stores is offered with the purchasing interests of the value-oriented customer in mind. These stores also serve as a distribution channel for clearance and other slow moving inventory. Approximately 20% of the merchandise in our outlet stores originates from our retail stores. The average Casual Male outlet store is approximately 3,100 square feet and generates approximately $185 in sales per gross square foot annually. We believe that there are 50 additional locations suitable for a Casual Male outlet store. We intend to open 5-10 net new outlet stores in each of fiscal 2005 and fiscal 2006.

 Catalog. Our "Casual Male Big & Tall" catalog offers an assortment of casual merchandise similar to what is available in our stores, but also offers a broader selection of dress apparel, such as sportcoats, suit separates and other tailored clothing. We intend to issue 17 editions of our catalog this year. In fiscal 2003, we circulated a total of 7.2 million catalogs. In fiscal 2005, we will seek to enhance the productivity of our catalog by focusing our mailings on a more targeted basis, based on historical buying patterns. We recently began transitioning our REPP Big & Tall catalog customers to our Casual Male Big & Tall catalog.

 E-Commerce. We currently have two e-commerce websites: www.casualmale.com and www.reppbigandtall.com. These sites offer substantially the same merchandise as is offered in our catalog. We currently process and fulfill orders from our web sites through our distribution center. Although to date our e-commerce web sites have generated relatively small sales volume, we see the internet as a significant growth opportunity. For example, in addition to our traditional on-line business, we recently launched Casual Male Big & Tall apparel shops on Amazon.com. We expect our relationship with Amazon.com will provide further growth and brand identity for our Casual Male business.

      Merchandising

      We offer a wide range of quality casual and dress apparel and footwear for big and tall men at moderate prices. Over half of our merchandise is basic or fashion-neutral items, such as jeans, casual slacks, tee-shirts and polo shirts. While our Casual Male business carries several brand names, we also offer "private label" merchandise made specifically for Casual Male, such as our Harbor Bay" private label, which accounts for approximately 75% of Casual Male's total merchandise.

      We recently completed a roll-out of our new lifestyle format in all of our Casual Male Big and Tall stores. Stores are now merchandised to showcase entire outfits by lifestyle, such as traditional, active and contemporary. This allows us to merchandise key items and seasonal goods in prominent displays, makes coordinating outfits easier and encourages multi-item purchases. This lifestyle layout allows us to better manage store space in each market to target local demographics. Our key item strategy allows us to focus our merchandise presentation and offer our customers a compelling value proposition. By taking advantage of volume purchasing discounts, we are able to promote these key items across our entire chain without sacrificing our gross margins.

      We believe that the "under 30" big and tall age group has been under-served by apparel retailers and see this target group as an opportunity to increase our revenues. In order to attract "under 30" big and tall customers, we introduced more younger-oriented branded merchandise into approximately 200 of our Casual Male Big & Tall retail stores. This merchandise includes such brands as Ecko Unltd.(R), Sean John(R), Rocawear(R), Shady(R) and Karl Kani(R).

      In June 2003, we announced an exclusive marketing agreement with George Foreman to promote the Casual Male brand. We are also launching an exclusive line of clothing with the George Foreman brand, including casualwear, dresswear and accessories in Spring 2004. This line will include the Comfort Zone(TM)technology that we previously sold under our private label brand. In addition, we will be introducing in 60 of our stores a George Foreman signature collection, a line of clothing made with premium fabrics and offered at generally higher price points.

      We implemented several new merchandising strategies during fiscal 2004. Specifically, we recently launched a custom fit program, by which customers can purchase at our retail stores, from our e-commerce sites or through our catalogs certain styles of pants and shirts that are custom made to their specific fit requirements. We also broadened our merchandise offerings in activewear by introducing certain branded merchandise, such as professional sports team apparel.

      Marketing and Advertising

      Our marketing department creates and implements a wide variety of national, regional and local advertising, direct marketing and sales promotion programs. These television, radio and direct mail programs are designed to increase sales and customer awareness of the Casual Male brand name. Local store marketing activities occur on a regular basis and include store opening events and in-store promotion programs.

      Advertising and marketing costs for the Casual Male businesses represent approximately 6% of the revenue from the Casual Male business. This includes creating and distributing 7.2 million catalogs, advertising and all in-store signage for our more than 480 stores, and supporting e-commerce efforts. Approximately 80% of our total marketing budget is spent on targeting the customer directly through our catalog. Our customer database contains more than 2.5 million customers, including their respective Casual Male purchase histories.

      In fiscal 2005, we anticipate increasing our overall advertising budget as a percentage of sales. We will launch a broad-range advertising campaign commencing in March 2004 in connection with our agreement with George Foreman. We also plan to shift a portion of our marketing expenditures from direct marketing to mass media.

      Competition

      Our Casual Male business faces competition from a variety of sources, including department stores, specialty stores, discount and off-price retailers as well as other retailers that sell big and tall merchandise. While we have successfully competed on the basis of merchandise selection, favorable pricing, customer service and desirable store locations, we cannot assure you that other retailers will not adopt merchandising and marketing concepts similar to those of ours. In addition, discount retailers with significant buying power, such as Wal-Mart, JC Penney and Target, represent a source of competition for us.

      The United States men's big and tall apparel market is highly competitive with many national and regional department stores, specialty apparel retailers, single market operators and discount stores offering a broad range of apparel products similar to the products that we sell. Besides retail competitors, we consider any casual apparel manufacturer operating in outlet malls throughout the United States to be a competitor in the casual apparel market. We believe we are the only national operator of apparel stores focused on the men's big and tall market. The next largest specialty retailer focused on our niche is Rochester Big and Tall, which operates 22 stores.

      Our catalog business has several competitors, including Brylane's King Size Catalog and JC Penney's Big and Tall Collection catalog.

Other Branded Apparel Businesses


      Ecko Unltd.(R)

      We have entered into a joint venture with Ecko Complex, LLC, under which we own and manage retail outlet stores bearing the name Ecko Unltd.(R) and featuring Ecko(R) branded merchandise. We believe that our Ecko(R) Unltd. outlet stores represent an opportunity in the outlet marketplace for the underdeveloped young men's and junior market because Ecko(R) is believed to be a cross-over youth brand appealing to both urban and suburban youth with a core customer between the ages of 14 to 24. Accordingly, these stores provide a broad selection of regular size merchandise ranging from hip-hop to extreme sports, and street-wear to fraternity wear, with a core menswear line consisting of fleece, twill and denim bottoms, wovens, printed tee shirts, knits and sweaters. The average Ecko outlet store is approximately 3,500 sq. ft. and generates an average of $350 in sales per gross square foot annually. We currently operate 21 Ecko outlet stores and we believe we have an opportunity to open a total of 75 stores. We intend to open 20-25 net new Ecko stores in fiscal 2005.

      In November 2003, we will open a mall-based, full-priced Ecko-branded retail store. In addition, in fiscal 2005 we will operate Ecko's e-commerce business pursuant to the joint venture agreement. As part of the operations, we will manage Ecko's e-commerce fulfillment, customer service and its overall infrastructure. Management believes that our Ecko Unltd." outlet stores compete with other outlet apparel retailers on the basis of selection of quality, service and price. We stress product training with our sales staff and, with the assistance of merchandise materials from Ecko Complex, LLC, provide our sales personnel with substantial product knowledge and training across all product lines.

      We own 50.5% of this joint venture and Ecko owns the remaining 49.5% of the joint venture. Under the terms of our joint venture agreement, we manage the Ecko retail outlet stores and Ecko contributes to the joint venture their trademark and our merchandise requirements at cost. Further, we contribute all real estate and operating requirements of the retail outlet stores, including but not limited to, the real estate leases, payroll needs and advertising. Each partner shares in the operating profits of the joint venture, after each partner has received reimbursement for its cost contributions. Under the terms of the agreement, we must maintain a prescribed store opening schedule and open 75 stores over a six-year period in order to maintain the joint venture's exclusivity. At certain times during the term of the agreement, we may exercise an option to sell our share of the joint venture to Ecko, and Ecko has an option to acquire our share of the joint venture at a price based on the performance of the Ecko retail outlet stores.

      Levi's(R)/Dockers(R) Outlets

      We announced in fiscal 2003 that we would be exiting our Levi's(R)/Dockers(R) business outlet business. We currently operate 80 Levi's(R)/Dockers(R) outlet stores, 22 of which we are in the process of closing. We plan to close the remaining stores in the next 24 months. We expect that our remaining 58 Levi's(R)/Dockers(R) stores will either be closed at the end of their respective lease terms or through negotiation with their respective landlords. Until such closings, these remaining stores will continue to offer an exclusive selection of Levi Strauss & Co. brands of merchandise, which include Levi's(R)/Dockers(R) brands, at outlet prices. As such, we will continue to work with Levi Strauss & Co. on obtaining competitive costs for our products and, based on availability, will stock these remaining stores with a higher level of close-out merchandise, which will enable us to maintain our margin levels. We expect that these remaining stores will operate at a break-even level.

Distribution

      We acquired our property in Canton, Massachusetts, our corporate offices and distribution center, as part of our acquisition of the Casual Male business. At the end of fiscal 2003, we terminated the leases of our two other distribution centers, which were located in Orlando, Florida, and centralized all of our distribution operations in Canton.

      We believe that having one centralized distribution facility minimizes the delivered cost of merchandise and maximizes the in-stock position of our stores. We also believe that the centralized distribution system enables our stores to maximize selling space by reducing necessary levels of back-room stock carried in each store. In addition, our distribution center provides order fulfillment services for our e-commerce and catalog businesses.

      In fiscal 2004, we partnered with United Parcel Service to improve upon our distribution methods and reduce shipping costs as a result of not having to use third party trucking companies. By utilizing UPS, we are able to track all deliveries from the warehouse to the individual stores and the status of in-transit shipments. In fiscal 2005, we expect to implement Manhattan Associates' PKMS warehousing application for our distribution center systems, which is expected to significantly streamline our distribution processes, enhance in-transit times, and significantly reduce distribution costs.

Management Information Systems

      Since our acquisition of the Casual Male business, one of our primary goals has been to integrate our systems with those of the acquired business and to upgrade and enhance current systems where necessary. We have identified significant cost savings and synergies that we believe can only be realized upon the completion of this integration and upgrade of the system infrastructure.

      At the time of our acquisition, the Casual Male business operated primarily on an IBM mainframe platform. The mainframe based system included an internally supported enterprise retail system and a human resource/payroll application. Our then-existing e-commerce/catalog fulfillment infrastructure operated on a Hewlett-Packard environment on Ecometry software, and the remainder of our business operated on an IBM 400 platform. Our financial systems were supported by a client server environment.

      Presently, our management information systems, which are located at our corporate headquarters in Canton and at all of our retail stores, consist of a full range of retail merchandising and financial systems that include merchandise planning and reporting, distribution center processing, inventory allocation, sales reporting and financial processing and reporting. Until integration is complete, our Casual Male business will continue to operate primarily on a mainframe platform, with the e-commerce/catalog business on the HP environment, and the remainder of the business will operate on the IBM AS/400 platform.

      In February 2003, we completed the conversion of the Casual Male business to our Lawson Financial System. Management now has several tools from which to manage our business on a consolidated level in a more efficient and effective manner. We recently implemented the JDA E3 Advanced Replenishment system for the Casual Male business. This system will be integrated with the current Casual Male business mainframe platform in an effort to improve sales opportunities and better manage inventories of basic merchandise.

      During fiscal 2005, we plan to complete the systems integration work to upgrade our merchandising systems to the JDA Portfolio Solutions, specifically the MMS Merchandise

Management System, E3 Advanced Replenishment, Retail Ideas Data Warehouse, and Arthur Merchandise Planning and Advanced Allocation systems. In addition, we also plan to convert our distribution system to Manhattan Associates' PKMS distribution system.

      To implement these initiatives, we spent approximately $4.1 million in fiscal 2003, will spend approximately $2.7 million in fiscal 2004 and expect to spend approximately $1.1 million in fiscal 2005 primarily on systems enhancement, implementation and maintenance. Once our systems are fully implemented, we should be able to improve sales, better manage our inventory levels and streamline operations by:

o     sharing information with vendors through EDI;

o     reducing merchandising in-transit times;

o     creating more advanced methods to replenish inventory;

o     improving information databases;

o     planning store merchandise assortments; and

o     reducing MIS related corporate overhead.

      Currently, all of our stores have point-of-sale terminals supplied by IBM, Fujitsu and NCR. The Casual Male business is supported by a point-of-sale business application provided by Triversity, and the remainder of our business is supported by a point-of-sale business application by CRS. We utilize a Microsoft NT / Windows 2000 environment running on a local area network to communicate and work-share within our corporate headquarters. We also utilize the services of ADP to prepare, distribute and report our weekly payroll. All of our payroll processing was consolidated onto the ADP processing effective January 1, 2003.

Seasonality

      Consistent with the retail apparel industry, our business is seasonal. The Casual Male business traditionally generates the largest volume of its sales during the Fathers Day selling season in June and the Christmas selling season in December. Our outlet business, which includes our Levi's"/Dockers" and Ecko Unltd." outlet stores, traditionally generates largest volumes during the back-to-school selling season in August and the Christmas selling season in December. The majority of our operating income is generated in the fourth quarter as a result of the impact of the Christmas selling season.

Trademarks/Trademark License Agreements and Patents

      We own several servicemarks and trademarks relating to our Casual Male business, including Casual Male(R), Casual Male Big & Tall(R), Harbor Bay(R), "GF Sport by George Foreman" and "Comfort Zone by George Foreman." We have applied for a registration of the mark "GF

Sport by George Foreman." We also have pending a U.S. patent application for an extendable collar system, which is marketed as "neck relaxer."

      We operate our Levi's(R)/Dockers(R) business under a trademark license agreement with Levi Strauss & Co. This agreement authorizes us to use certain Levi Strauss & Co. trademarks in connection with the operation of our Levi's(R)/Dockers(R) Outlet by Designs in 25 states in the eastern portion of the United States and in Puerto Rico. Under our joint venture agreement with Ecko, we use the Ecko(R) trademark in connection with the operations of our Ecko Unltd.(R) outlet stores.

Employees

      As of November 1, 2003, we had approximately 4,346 employees, of whom 2,826 were full-time personnel. We hire additional temporary employees during the peak Fall and holiday seasons. None of our employees is represented by any collective bargaining agreement. We believe our relationship with our employees is good.

Properties

      Our corporate offices and distribution center are located at 555 Turnpike Street in Canton, Massachusetts. This facility is located on 37 acres of land and is owned by one of our subsidiaries. The property, which was acquired by us as part of our Casual Male acquisition, is subject to an outstanding mortgage of $10.9 million at November 1, 2003. The mortgage is secured by the real estate and the buildings. The property contains about 750,000 square feet, which includes approximately 150,000 square feet of office space.

      We remain liable on our lease, which expires in January 2006, for our previous corporate offices located in Needham, Massachusetts. With the exception of our loss-prevention subsidiary, LP Innovations, Inc., which occupies approximately 19,000 square feet of the Needham facility, we have relocated all operations to our Canton offices. Subsequent to March 1, 2003, we entered into a sub-lease agreement whereby we lease to a third party approximately 17,000 square feet of the total 80,000 square feet of leased space at the Needham facility. This sublease agreement expires in January 2006.

      All of our retail and outlet stores are leased by us directly from shopping center owners. The store leases are generally five years in length and generally contain renewal options extending their terms to between 5 and 10 years. Sites for store expansion are selected on the basis of several factors intended to maximize the exposure of each store to our target customers. These factors include the demographic profile of the area in which the site is located, the types of stores and other retailers in the area, the location of the store within the center and the attractiveness of the store layout. We also utilize financial models to project the profitability of each location using assumptions such as the center's sales per square foot averages, estimated occupancy costs and return on investment requirements. We believe that our selection of locations enables our stores to attract customers from the general shopping traffic and to generate our own customers from surrounding areas.

Legal Proceedings

      On October 15, 2003, a class action lawsuit was filed against us in the Superior Court of California, County of Santa Clara, by Robin J. Tucker, a former employee. The complaint alleges, among other things, that we failed to pay overtime compensation and to provide meal and rest periods to our California store managers for the period from May 14, 2002 to the present. We believe we have substantial legal defenses to these claims and intend to vigorously defend this action. However, we cannot assure you that such claims will not be successful in whole or in part.

      Although we are a party to litigation and claims arising in the course of our business, management does not expect the results of these actions to have a material adverse effect on our business or financial condition.


DESCRIPTION OF MATERIAL INDEBTEDNESS

      The following summary of material indebtedness does not purport to be a complete description of all the terms of these instruments and may not contain all the material terms of these instruments.

Summary of Material Indebtedness

      As of November 1, 2003, our long-term debt was as follows:


                                                                (in thousands)
                                                                --------------

Credit facility..........................................          $49,474
Term loan................................................            5,562
12% senior subordinated notes due 2007(1)................           24,500
5% subordinated notes due 2007...........................            9,625
12% senior subordinated notes due 2010(1)................           29,560
Mortgage note............................................           10,958
Total....................................................         $129,679




-----------

(1) Amounts shown above are inclusive of unamortized warrants described under 12% Senior Subordinated Notes due 2007 and 12% Senior Subordinated Notes due 2010.

Credit Facility

      We have a credit facility with Fleet Retail Finance, Inc., which facility was most recently amended on November 3, 2003. This credit facility, which expires on May 14, 2006, provides for a total commitment of $90 million with our ability to issue documentary and standby letters of credit of up to $20 million. Our ability to borrow under this credit facility is determined using an availability formula based on eligible assets. Our obligations under the credit facility are secured by a lien on all of our assets. The credit facility includes certain covenants and events of default customary for credit facilities of this nature, including certain operating covenants, change of control provisions and limitations on payment of dividends by us. Borrowings under our credit facility accrue interest at variable rates. For amounts outstanding under our credit facility, these interest rates at November 1, 2003 were approximately 4.50% on average for prime based borrowings and ranged in average between 3.88% to 3.99% for various LIBOR contracts.

      As of November 1, 2003, we had outstanding borrowings of approximately $49.5 million under the credit facility. Outstanding standby letters of credit were $775,000 and outstanding documentary letters of credit were approximately $0.1 million as of November 1, 2003. Average borrowings outstanding under the credit facility during the first six months of fiscal year 2004 were approximately $57.1 million, resulting in a corresponding average unused availability of approximately $16.3 million. As of November 1, 2003, the unused availability was approximately $29.5 million.

Term Loan

      On May 14, 2002, we entered into a three-year term loan with Back Bay Capital, a subsidiary of Fleet Retail Finance, Inc. This facility expires on May 14, 2006. Interest on the term loan includes a 12% coupon, 3% paid-in-kind and a 3% annual commitment fee, for a total annual yield of 18%. The term loan has the same operating restrictions as our credit facility. As of August 2, 2003, the amount of the term loan was $15.4 million. During the third quarter, we made a payment of $10.0 million in principal. As of November 1, 2003, the remaining outstanding principal under the term loan was $5.6 million. We have repaid all amounts outstanding under our term loan.

12% Senior Subordinated Notes due 2007

      In May 2002, we also issued $24.5 million principal amount of 12% senior subordinated notes due 2007 through private placements. The carrying value of $17.2 million at November 1, 2003 is net of the assigned value of unamortized warrants to acquire 1,715,000 shares of our common stock at an exercise price of $0.01 per share and additional detachable warrants to acquire 1,176,471 shares of our common stock at an exercise price of $8.50 per share.

5% Subordinated Notes due 2007

      Also in May 2002 we issued $11.0 million principal amount of 5% subordinated notes due 2007 through a private placement to the Kellwood Company, with whom we have entered into a product sourcing agreement. Since May 2003, we have been required to make principal payments in the amount of $687,500 at the end of each of our fiscal quarters through the remaining term of the notes. Accordingly, during each of the second quarter and third quarter of fiscal 2004, we made a quarterly principal payment of $687,500.

Mortgage Note

      In connection with the Casual Male acquisition, we also assumed an outstanding mortgage note for real estate and buildings located in Canton, Massachusetts. The mortgage note, which bears interest at an annual rate of 9%, had an outstanding principal balance of $10.9 million as of November 1, 2003.

12% Senior Subordinated Notes due 2010

      Through the end of the third quarter of fiscal year 2004, we issued through private placements an aggregate of approximately $29.6 million principal amount of 12% senior subordinated notes due 2010. We also issued, through such private placements, detachable warrants to purchase 1,182,400 shares of common stock at exercise prices ranging from $4.76 to $7.63 per share. Such exercise prices represent the average of the closing prices of our common stock quoted on the Nasdaq National Market for the period of 30 trading days ending prior to each of the respective issue dates. The net proceeds from these issuances were used to reduce borrowings outstanding under our credit facility.

Certain Restrictive Covenants

      Our credit facility and our agreements with the holders of our 12% Senior Subordinated Notes due 2007 and 12% Senior Subordinated Notes due 2010 contain, among other things, covenants that restrict our and certain of our subsidiaries' ability to finance future operations or capital needs or to engage in other business activities. In addition, the senior credit facility and our agreements with the holders of our 12% Senior Subordinated Notes due 2007 and 12% Senior Subordinated Notes due 2010 restrict, among other things, our and certain of our subsidiaries' ability to:

o    incur additional indebtedness;

o    pay dividends or distributions, or make certain other restricted payments;

o    purchase or redeem capital stock;

o    make investments and extend credit;

o    engage in certain transaction with affiliates;

o    engage in sale-leaseback transactions;

o    consummate certain asset sales;

o effect a consolidation or merger or sell, transfer, lease, or otherwise dispose of all or substantially all of our assets; and

o    create certain liens and other encumbrances on our assets.

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    CASUAL MALE RETAIL GROUP, INC.


                                    By: /s/ Dennis R. Hernreich
                                        ------------------------------
                                    Name:  Dennis R. Hernreich
                                    Title: Executive Vice President and
                                           Chief Financial Officer


Date:  November 12, 2003